Exhibit 10.1

Amendment 2007-1

to the

Amended and Restated Incentive Plan

WHEREAS, C-COR Incorporated (the “Corporation”) maintains the C-COR Incorporated Amended and Restated Incentive Plan (the “Plan”), which was most recently amended and restated in 2004, to enable C-COR to offer certain officers, key employees and directors of the Corporation performance-based stock incentives; and

WHEREAS, Article 10.a permits the Board of Directors (“Board”) to amend the Plan at any time; and

WHEREAS, on September 23, 2007, the Corporation entered into an Agreement and Plan of Merger (the “Agreement”) with Arris Group, Inc. and Air Merger Subsidiary, Inc. pursuant to which the Corporation will merge with and into Air Merger Subsidiary, Inc.; and

WHEREAS, pursuant to the Agreement, the Corporation has agreed to set certain limits with respect to stock option awards made to new hires and non-employee directors effective as of the date of the Agreement, including to provide that the vesting of such awards will not be accelerated as the result of the change in control contemplated by the Agreement; and

WHEREAS, the Corporation desires to include consultants as eligible for participation; and

WHEREAS, capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows effective September 23, 2007:

1. Article 5 is amended to add the following new Paragraph 5.c to the end thereof as follows:

“c. Consultants. Consultants of the Company and its subsidiaries are eligible to be granted Awards other than Incentive Stock Options under this Plan. With respect to such Awards, the term “Termination of Employment” shall mean the termination of the consulting relationship with the Company or subsidiary.”

2. Paragraph 6.b of Article 6 is amended to add the following two sentences to the end thereof as follows:

“Notwithstanding the foregoing, Option Award grants to Employees hired on or after September 23, 2007 shall not exceed the maximum aggregate number of shares of 50,000. Option Award grants to non-

employee Directors on or after September 23, 2007 shall not exceed 7,500 shares per non-employee Director.”

3. Paragraph 12.b of Article 12 is amended to add the following sentence to end thereof:

“Notwithstanding the foregoing, Option Grants made on or after September 23, 2007 to newly hired Employees shall vest in accordance with their terms notwithstanding the Change in Control represented by a certain Agreement and Plan of Merger entered into by the Corporation on September 23, 2007, and shall not become fully exercisable upon such Change in Control as would otherwise be provided by this Article 12.b.”

IN WITNESS WHEREOF, the amendment to the Plan is executed this 11th day of October 2007.

C-COR INCORPORATED

By:	/s/ William T. Hanelly
William T. Hanelly
Chief Financial Officer